Exhibit (a)(1)(E)

Offer To Purchase For Cash
All Outstanding Shares of Common Stock
of
TASTY BAKING COMPANY
at
$4.00 NET PER SHARE
Pursuant to the Offer to Purchase dated April 21, 2011
by
COMPASS MERGER SUB, INC.
a wholly-owned subsidiary of
FLOWERS FOODS, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, PHILADELPHIA, PENNSYLVANIA TIME, ON MAY 19, 2011, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”) OR EARLIER TERMINATED.

April 21, 2011

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated April 21, 2011 (the “Offer to Purchase”), and the related Letter of Transmittal in connection with the offer (the “Offer”) by Compass Merger Sub, Inc., a Pennsylvania corporation (“Purchaser”) and a wholly-owned subsidiary of Flowers Foods, Inc., a Georgia corporation, to purchase all of the outstanding shares of common stock, par value $0.50 per share (the “Shares”), of Tasty Baking Company, a Pennsylvania corporation, at a purchase price of $4.00 per Share, net to the seller in cash, without interest thereon and less any applicable withholding taxes, upon the terms and subject to the conditions of the Offer.

We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the Letter of Transmittal.

Please note carefully the following:

1. The offer price for the Offer is $4.00 per Share, net to you in cash, without interest thereon and less any applicable withholding taxes.

2. The Offer is being made for all outstanding Shares.

3. The Offer and withdrawal rights will expire at 12:00 midnight, Philadelphia, Pennsylvania time, on May 19, 2011 unless the Offer is extended or earlier terminated.

4. The Offer is subject to certain conditions described in Section 15 of the Offer to Purchase.

5. Tendering shareholders who are record owners of their Shares and who tender directly to Computershare Trust Company, N.A. (the “Depositary”) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the Expiration Date.

Purchaser is not aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, Purchaser will make a good faith effort to comply with any such law. If after such good faith effort Purchaser cannot comply with such law, the Offer will not be made to holders of Shares residing in such jurisdiction. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

INSTRUCTION FORM
With Respect to the Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
TASTY BAKING COMPANY
at
$4.00 NET PER SHARE
Pursuant to the Offer to Purchase
dated April 21, 2011
by
COMPASS MERGER SUB, INC.
a wholly-owned subsidiary of
FLOWERS FOODS, INC.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated April 21, 2011, and the related Letter of Transmittal, in connection with the offer (the “Offer”) by Compass Merger Sub, Inc. a Pennsylvania corporation (the “Purchaser”) and a wholly-owned subsidiary of Flowers Foods, Inc., a Georgia corporation, to purchase all of the outstanding shares of common stock, par value $0.50 per share (the “Shares”), of Tasty Baking Company, a Pennsylvania corporation, at a purchase price of $4.00 per Share, net to the seller in cash, without interest thereon and less any applicable withholding taxes, upon the terms and subject to the conditions of the Offer.

The undersigned hereby instruct(s) you to tender to Purchaser the number of Shares indicated below or, if no number is indicated, all Shares held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

ACCOUNT NUMBER:

NUMBER OF SHARES BEING TENDERED HEREBY:  SHARES*

The method of delivery of this document is at the election and risk of the tendering shareholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Dated:	Signature(s)

Please Print Name(s)

Address:

Include Zip Code

Area code and Telephone no.

Tax Identification or Social Security No.

*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

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